Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Second Quarter 2013 Results

Key Highlights:

·	LuViva® Advanced Cervical Scan international launch expanding
·	Balance sheet strengthened in the quarter
·	Expectations for international sales and margin growth puts company on track for breakeven operations in next 12 to 18 months
·	FDA response believed to be in final stages

Norcross, GA (August 14, 2013) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the second quarter and six months ended June 30, 2013.

Revenue and other income for the second quarter of 2013 was approximately $338,000, including $116,000 in sales of LuViva® devices and disposables associated with its European launch, with the remainder of revenue representing contract and grant income. This compares to revenue of approximately $944,000 in the second quarter of 2012, which was comprised almost solely of contract and grant income. Revenue for the first six months of 2013 was $637,000, including $248,000 in sales of LuViva device and disposables. Revenue in the first six months of 2012 was $1.6 million, which was comprised almost solely of contract and grant income. The year over year decline in contract and grant income for both periods was primarily due to bringing the worldwide rights to the Company’s esophageal cancer detection technology back in house.

The net loss attributable to common stockholders for the second quarter of 2013 was approximately $2.9 million, or $0.04 per share, compared to approximately $1.2 million, or $0.02 per share, in the comparable quarter of 2012. The net loss available to common stockholders for the first six months of 2013 was $4.7 million, or $0.07 per share, compared to $2.2 million, or $0.04 per share, in the comparable period of 2012. The increased loss reported in the three and six month periods ended June 30, 2013 was primarily related to the reduction in contract and grant income.

Cash on hand at June 30, 2013 was approximately $2.0 million, as compared to approximately $1.0 million at December 31, 2012. Inventory on hand at the end of the quarter was $607,000. During the second quarter of 2013, the Company completed a private placement of its convertible preferred stock and warrants to purchase shares of its common stock. Net proceeds were approximately $2.2 million. Management believes that the Company’s anticipated future sales, as well as funds on hand, should be sufficient to support existing operations through the fourth quarter of 2014.

“Our recent capital raise, as well as progress on the international front, including the $3.0 million purchase order from our Turkish distributor, gives us increased confidence that we can reach breakeven with our international business alone in the next 12 to 18 months,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “We also expect to see improving operating margins over the coming months for our single-use disposable, due to anticipated increases in disposable sales.”

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Guided Therapeutics – 2Q 2013

August 14, 2013

“While we ended up shipping six units in the second quarter, now that we have completed software changes required for the Turkish market, we plan on shipping this week the first Turkish Ministry of Health device and another seven units destined for Turkey will ship shortly. We remain on track to accelerate our product roll out to our distributor network over the remainder of the year. Additional promising markets we plan to ship to include France, Mexico, India, Russia and Israel. We also anticipate receiving follow on orders from existing distributors later this year, as the initial inventory of LuViva units are sold to end users.”

“Today we have minimum contracted commitments from our existing distributor base that total over $40 million and expect to sign additional distributors in the fall,” added Dr. Faupel. “We are gratified by the positive response we see all over the world to our technology, from current users in Canada and industry opinion leaders in the U.S., to government agencies in the Middle East. It is a very exciting time for the Company and, together with our distributors, we are working hard to change the way cervical disease is detected.”

The Company also announced that it is still waiting for a response on its amended PMA application for LuViva from the U.S. Food and Drug Administration. Based on conversations with the agency, the Company believes the FDA’s response is in its final stages.

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT on Thursday, August 15, 2013, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call will also be available by dialing (888) 329-8877 or for international callers (719) 325-2144 and referencing Conference ID 1502635.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until August 22, 2013 by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 1502635.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Guided Therapeutics – 2Q 2013

August 14, 2013

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

Guided Therapeutics – 2Q 2013

August 14, 2013

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except per share data	2013	2012	2013	2012

Revenue
Contract and grant revenue	$222	$915	$389	$1,633
Sales – devices and disposables	116	29	248	29
Cost of goods sold	119	75	277	75
Gross loss	(3)	(46)	(29)	(46)
Cost and Expenses
Research and development	$834	$898	$1,647	$1,612
Sales and marketing	195	69	359	139
General and administration	931	1,050	1,970	1,980
Total operating expense	$1,960	$2,017	$3,976	$3,731
Operating Loss	$(1,741)	$(1,148)	$(3,616)	$(2,144)

Other Income	—	—	75	—

Interest (Expense) and Other Income	(9)	(19)	(24)	(36)

Net loss	(1,750)	(1,167)	(3,565)	(2,180)

Preferred Stock Dividends	(1,171)	—	(1,171)	—

Net Loss Attributable to Common Stockholders	$(2,921)	$(1,167)	$(4,736)	$(2,180)

Basic and Diluted Net Loss per Share	$(0.04)	$(0.02)	$(0.07)	$(0.04)

Basic and Diluted Weighted Average Shares Outstanding	65,675	54,077	64,678	53,274

 Selected Balance Sheet Data (Unaudited)

(In thousands)	June 30, 2013	December 31, 2012
Cash & Cash Equivalents	$1,980	$1,044
Inventory	607	524
Working Capital	1,259	(472)
Total Assets	4,396	3,478
Accumulated Deficit	(98,834)	(92,098)
Stockholders’ Equity	1,746	1,133

Selected Balance Sheet Data (Unaudited)

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